                                                                    EXHIBIT 12.1

AMERICAN INTERNATIONAL GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS, EXCEPT RATIOS)

                                              THREE MONTHS
                                             ENDED MARCH 31,                         YEARS ENDED DECEMBER 31,
                                           1999          1998          1998           1997         1996          1995         1994
                                           ----          ----          ----           ----         ----          ----         ----
Income before income                      $1,801        $1,457        $6,277         5,310        $4,468        $3,783        $3,222
taxes,  minority
interests, and the
cumulative effect of
accounting changes
Less -- Equity income of                       9            34            98           120           121            91            54
less than 50% owned
persons
Add -- Dividends from                          3            10            24            30            13             6             4
less than 50% owned
persons
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                                           1,795         1,433         6,203         5,220         4,360         3,698         3,172


Add -- Fixed charges                         528           515         2,172         1,954         1,697         1,550         1,465
Less -- Capitalized                           15            15            86            60            61            51            46
interest
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Income before income                      $2,308        $1,933        $8,289        $7,114        $5,996        $5,197        $4,591
taxes,  minority
interest, the cumulative
effect of
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Fixed charges:
         Interest costs                   $  502        $  493        $2,076        $1,870        $1,621        $1,478        $1,395
         Rental expenses*                     26            22            96            84            76            72            70
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Total fixed charges                       $  528        $  515        $2,172        $1,954        $1,697        $1,550        $1,465
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Ratio of earnings to                        4.37          3.75          3.82          3.64          3.53          3.35          3.13
fixed charges

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*        The proportion deemed representative of the interest factor.

The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchased assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 5.93, 5.48, 5.29, 4.85, and 5.27 for 1998, 1997, 1996, 1995 and 1994, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.